NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 21, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 8, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between The Jones Group Inc. Jasper Merger Sub, Inc. a wholly owned subsidiary of Jasper Parent LLC which is beneficially owned by affiliates of Sycamore Partners, L.P. and Sycamore Partners A, L.P. became effective before the opening on April 9, 2014. Each share of Common Share of The Jones Group Inc. was converted into $15.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 9, 2014.